Exh. 99.1

Veradigm Inc. Receives Approval from Nasdaq of Plan

to Regain Listing Compliance

CHICAGO – JUNE 13, 2023 –Veradigm Inc. (Nasdaq: MDRX) announced today that Nasdaq has accepted the Company’s plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) and granted the Company an exception until September 18, 2023 to file its Annual Report on Form 10-K for the year ended December 31, 2022 (the “Form 10-K”) and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “Form 10-Q”).

The Company received notice from Nasdaq on March 20, 2023, that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) because the Company had not timely filed its Form 10-K, and on May 18, 2023, the Company received an additional notice related to the delay in filing its Form 10-Q.

As previously disclosed, the Company has been unable to file its Form 10-K and the Form 10-Q because of internal control failures that primarily stem from accounting processes and a software tool implemented by the Company in order to comply with the requirements of FASB’s rule ASC 606. The Company also previously disclosed that it expected to restate previously reported results for 2021 and 2022, and the cumulative impact was expected to be a reduction of revenue from continuing operations of approximately $40 million across the two years, and that the Company planned to file its Form 10-K on or around June 14, 2023.

With the assistance of its external advisors, the Company's comprehensive review has concluded on the nature and extent of the accounting and internal control errors impacting the reporting periods through the end of 2022 and continues to believe the cumulative impact across these reporting periods will be a reduction of revenue from continuing operations of approximately $40 million dollars. However, a portion of this impact is expected to relate to 2020, and thus the impact to any single calendar year is now anticipated to be lower than previously expected.

The work effort to conclude on the nature and the extent of the accounting and internal control errors, and the estimates on what periods the errors impact has taken longer than previously expected, and the Company’s independent auditors need more time to complete their audit procedures. As such, the Company will not file its Form 10-K on or around June 14, 2023. The Company currently expects to file its Form 10-K and Form 10-Q on or prior to Nasdaq’s September 18, 2023, deadline.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions, all working together to transform healthcare insightfully. For more information on Veradigm, visit http://www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, and YouTube.

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

Jenny.Gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of the Form 10-K and Form 10-Q, the results of the ongoing review and the estimated amount of the misstatement. These forward-looking statements are based on the current beliefs and expectations of the Company’s management with respect to future events, only speak as of the date that they are made and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “continue,” “can,” “may,” “look forward,” “aim,” and similar terms, although not all forward-looking statements contain such words or expressions. Actual results could differ significantly from those set forth in the forward-looking statements.

Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a further delay in the Company’s financial reporting, which would result in Nasdaq issuing a notice of delisting, the possibility that the ongoing review may identify additional errors or control deficiencies in the Company’s accounting practices or other unanticipated factors occur that could cause further delay, the likelihood that the control deficiencies identified or that may be identified in the future will result in additional material weaknesses in the Company’s internal control over financial reporting, and other factors contained in the “Risk Factors” section and elsewhere in the Company’s filings with the SEC from time to time, including, but not limited to, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. The Company does not undertake to update any forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes over time, except as required by law.

© 2023 Veradigm LLC and/or its affiliates. All rights reserved.